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                                                                      Exhibit 12
                                                                      ----------

                      ELECTRONIC DATA SYSTEMS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                               1997      1996      1995      1994      1993
                                             --------  --------  --------  --------  --------
                                                          (DOLLARS IN MILLIONS)
Income before cumulative                     $  730.6  $  431.5  $  938.9  $  821.9  $  724.0
 effect of accounting change
United States, foreign, and other               411.0     242.6     528.1     462.3     407.3
 income taxes
Equity in (income) losses of
 affiliates                                       8.5        .4       8.8       6.2       4.9
                                             --------  --------  --------  --------  --------

Income before income taxes,
 undistributed (income) losses of
 affiliates, and amortization of
 capitalized interest
                                              1,150.1     674.5   1,475.8   1,290.4   1,136.2
                                             --------  --------  --------  --------  --------

Fixed charges included in net income:
Interest and related charges on debt            175.7     153.0     120.8      51.7      34.5
Portion of rentals deemed to be
 interest                                       217.0     219.0     228.0     176.9     189.9
Minority interest-preferred stock
 dividend                                        27.5       2.8         -         -         -
                                             --------  --------  --------  --------  --------

Total fixed charges included in                 420.2     374.8     348.8     228.6     224.4
 net income                                  --------  --------  --------  --------  --------

Earnings available for fixed charges         $1,570.3  $1,049.3  $1,824.6  $1,519.0  $1,360.6
                                             --------  --------  --------  --------  --------

Fixed charges:
 Fixed charges included in
 net income                                  $  420.2  $  374.8  $  348.8  $  228.6  $  224.4
 Interest capitalized in the period                 -         -         -       1.2       5.4
                                             --------  --------  --------  --------  --------
Total fixed charges                          $  420.2  $  374.8  $  348.8  $  229.8  $  229.8
                                             --------  --------  --------  --------  --------

Fixed charge coverage                        $1,150.1  $  674.5  $1,475.8  $1,289.2  $1,130.8
                                             --------  --------  --------  --------  --------

Ratio of earnings to fixed charges                3.7       2.8       5.2       6.6       5.9
                                             --------  --------  --------  --------  --------
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